EXHIBIT 14.1

NAPCO SECURITY TECHNOLOGIES, INC.

INSIDER TRADING POLICY

(May 6, 2021)

This Insider Trading Policy (the "Policy") provides guidelines to employees, officers and directors of NAPCO Security Technologies, Inc. (the "Company") with respect to transactions in the Company's securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the Company's employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible to understand and comply with this Policy.

Applicability of Policy

This Policy applies to all transactions in the Company's securities, including, without limitation, common stock. It applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as "Family Members"). This Policy also imposes specific black-out period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

The current "Insider Trading Compliance Officer" referred to herein is the Chief Financial Officer of the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company's securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Executive officers, directors and certain other employees are subject to the Blackout Period provisions described in Section 8.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;
●	Projections of future earnings or losses;
●	News of a pending or proposed merger, acquisition or tender offer;

●	News of a pending or proposed acquisition or disposition of significant assets;
●	Actions of regulatory agencies;
●	News of a pending or proposed acquisition or disposition of a subsidiary;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant customer or supplier;
●	Significant energy generation or supply problems;
●	Significant pricing changes;
●	Stock splits and stock repurchase programs;
●	New equity or debt offerings;
●	Significant litigation exposure due to actual or threatened litigation; and
●	Changes in senior management.

"Material Nonpublic Information" is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

Statement of Policy -General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading and any other violation of applicable securities laws.

Specific Policies

1. Trading on Material Nonpublic Information. No employee, officer or director of the Company and its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company's Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term "Trading Day" shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday after the Market opens, Designated Insiders (as defined below) shall not trade in the Company's securities until Thursday; if the Company were to make such announcement before the market opened on a Monday, Designated Insiders shall not trade in the Company’s securities until Wednesday.

2. Tipping. No employee, officer or director of the Company shall disclose or pass on ("tip") Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

3. Confidentiality. of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability.

and/or Disciplinary Action

4.  Liability for Insider Trading. Any employee, officer or director who engages in a transaction in the Company's securities at a time when they have knowledge of Material Nonpublic Information may be subject to severe civil and criminal penalties and sanctions.

5. Liability for Tipping. Any employee, officer or director who tips ("tippers") a third party (commonly referred to as a "tippee") may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the stock exchanges and NASDAQ use sophisticated electronic surveillance techniques to uncover insider trading.

6. Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to civil and/or criminal penalties.

7.   Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

Mandatory Guidelines

8. Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that executive officers, directors and all employees in the accounting and finance departments of the Company (collectively, "Designated Insiders") and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company's securities during the Blackout Periods established below. Each of the following periods will constitute a "Blackout Period":

The period commencing on the twentieth calendar day of the third fiscal month of each of the fiscal quarters (i.e. March 20, June 20, September 20 and December 20, as applicable) and, in each case, ending at the close of business on the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter, or in the case of the fourth fiscal quarter, public disclosure of the financial results for the fiscal year. If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.

In addition to the Blackout Periods described above, the Company may announce "special" Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a "special" Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a "special" Blackout Period. Any person made aware of the existence of a "special" Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a

"special" Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. as used in this Policy, the term "Blackout Period" shall mean all periodic Blackout Periods and all "special" Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company's securities outside a Blackout Period should not be considered a "safe harbor", and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

9. Pre-clearance of Trades. The Company has determined that all executive officers and directors and their Family Members must refrain from trading in the Company's securities, without first complying with the Company's "pre-clearance" process. Each executive officer or director must contact the Company's Insider Trading Compliance Officer not less than two (2) business days prior to commencing any trade in the Company's securities. This pre-clearance requirement applies to any transaction or transfer involving the Company's securities, including a gift, transfer to a trust or any other transfer.

The Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.

To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process. No trade or transfer may be effected until the requesting employee, officer or director has received the approved Pre-Clearance Request Form, even if two (2) business days have passed since the Pre-Clearance Request Form was submitted. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from employees designated as Designated Insiders.

Any executive officer and director who wishes to implement a trading plan under SEC Rule 10b5-l must first pre-clear the plan with the Insider Trading Compliance Officer. As required by Rule 10b5-1, an executive officer or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

10. Individual Responsibility. Every employee, officer and director has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director in connection with any trade in the Company's securities.

An employee, officer or director may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

11. Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company's stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted "cashless" exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

12. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company's 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 40l(k) plan by executive officers, all employees in the accounting, finance and investor relations departments and all sales vice presidents, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant's Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Applicability of Policy. to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

Section 16 Liability - Directors and Officers

Certain officers (designated annually by the Board as “Executive Officers”) and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). The practical effect of these provisions is that any officer or director who purchases and sells the Company's securities within a six-month period must disgorge all profits to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock options under the Company's stock plans, nor the exercise of options is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company's common stock which is unlawful under Section 16(c) of the Exchange Act.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

Communications with the Public

The Company is subject to the SEC's Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet "bulletin boards," Internet "chat rooms" or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries

Please direct questions as to any of the matters discussed in this Policy to the Company's Insider Trading Compliance Officer at the following address:

Kevin S. Buchel

Senior Vice President and CFO

NAPCO Security Technologies, Inc.

333 Bayview Ave

Amityville, NY11701

631-842-9400, Ext. 120

kbuchel@napcosecurity.com

Certifications

All employees, officers and directors of the Company must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to:

Kevin S. Buchel

Senior Vice President and CFO

NAPCO Security Technologies, Inc.

333 Bayview Ave

Amityville, NY11701

631-842-9400, Ext. 120

kbuchel@napcosecurity.com

CERTIFICATIONS

The Undersigned, being an executive officer, director, employee in the accounting and finance or investor relations departments or a vice president of sales, certifies that:

1.	I have received, read and understand the Company's Insider Trading Policy, dated May 6, 2021. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

2.	I will comply with the Insider Trading Policy for as long as I am subject to the Policy.

Signature:

Print Name:

Date:

NAPCO SECURITY TECHNOLOGIES, INC.

PRE-CLEARANCE REQUEST FORM

To:	NAPCO Security Technologies, Inc. (the "Company") Insider Trading Compliance Officer

From:

Re:Proposed transaction in the Company's Securities

This is to advise you that the undersigned intends to execute a transaction in the Company's securities on and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company's Insider Trading Policy (the "Policy").

The general nature of the transaction is as follows (i.e. open market purchase of 10,000 shares of common stock through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

The undersigned is not in possession of Material Nonpublic Information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Dated:

Very truly yours,

[Signature] [Print Name]

Approved:

Insider Trading Compliance Officer